  EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

374Water Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Fee Calculation	Amount	Proposed Maximum Offering Price	Maximum Aggregate		Amount of
Security Type	Class Title	Rule	Registered(1)(2)	Per Unit(3)	Offering Price	Fee Rate	Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	12,150,000	$0.40	$4,860,000	$0.0001381	$671.17

	Total Offering Amounts				$4,860,000		$671.17
	Total Fee Offsets						-
	Net Fee Due						$671.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of 374Water Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents 12,150,000 shares of the Registrant’s common stock that were authorized for issuance in respect of awards under the Registrant’s 2021 Equity Incentive Plan.

(3)

The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share of $0.40 is based upon the average of the high and low prices of a share of the Registrant’s common stock reported on The Nasdaq Capital Market on November 10, 2025, a date within five business days prior to the date of the filing of this Registration Statement.